Exhibit 5.1

BOSTON | NEWBURYPORT

February 11, 2025

Rain Enhancement Technologies Holdco, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Re: Rain Enhancement Technologies Holdco, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Massachusetts counsel to Rain Enhancement Technologies Holdco, Inc. (the “Company”) in connection with the registration statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration under the Securities Act of (i) 5,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of the Company upon the exercise of 5,000,000 public warrants of the Company, with an exercise price of $11.50 per share (the “Warrants”) and (ii) 5,914,057 shares of the Class A Common Stock for resale from time to time by the selling shareholders (including their transferees, donees, pledgees, and other successors-in-interest) named in the Prospectus (the “Shares”).

The issuance of the Shares includes: (i) 2,125,540 shares of Class A Common Stock issued to the former shareholders of Rain Enhancement Technologies, Inc., a Massachusetts corporation (“RET”), upon the closing of the business combination (the “Business Combination”) among the Company, RET, Coliseum Acquisition Corp., a Cayman Islands exempted company (“Coliseum”), Rainwater Merger Sub 1, Inc., a Cayman Islands exempted company (“Merger Sub 1”), and Rainwater Merger Sub 2A, Inc., a Massachusetts corporation (“Merger Sub 2”), as consideration for their shares of Class A common stock of RET pursuant to the terms of the Business Combination Agreement between the Company, RET, Coliseum, Merger Sub 1, and Merger Sub 2, dated as of June 25, 2024 (as amended on August 22, 2024, the “Business Combination Agreement”), and such shares of RET Class A common stock were originally purchased at an effective purchase price of approximately $2.06 per share; (ii) 57,752 shares of Class A Common Stock issuable upon the conversion of 57,752 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) of the Company, issued to the former RET shareholders upon the closing of the Business Combination as consideration for their shares of Class B common stock of RET, and such shares of RET Class B common stock were originally purchased at an effective purchase price of approximately $2.16 per share; (iii) 2,150,838 shares of Class A Common Stock issuable upon the exercise of vested options of the Company (“Options”) at an exercise price of $2.06 per share, which were issued upon the conversion of RET’s outstanding options pursuant to the Business Combination Agreement, (iv) 650,120 shares of Class A Common Stock issued to Harry You and his affiliates upon the closing of the Business Combination as consideration for former founder shares of Coliseum pursuant to the terms of the Business Combination Agreement, which were purchased by Mr. You from Coliseum Acquisition Sponsor LLC (the “Previous Sponsor”) in June 2023 for an aggregate purchase price of $1.00 plus the obligation to fund certain contributions to Coliseum’s trust account (Mr. You funded an aggregate of $650,000 of such contributions); (v) 806,250 shares of Class A Common Stock issued at the closing of the Business Combination upon the exchange of Coliseum private placement warrants of Coliseum pursuant to the Warrant Exchange Agreement dated December 17, 2024, between Coliseum, the Company, and the holders of such Coliseum private placement warrants (the “Warrant Exchange Agreement”), and such Coliseum private placement warrants were initially purchased at a price of $1.50 per warrant; (vi) 118,557 shares of Class A Common Stock issued or to be issued to investors (the “PIPE Investors”) pursuant to the terms of the Subscription Agreements between the PIPE Investors and the Company (the “PIPE Subscription Agreements”), at a price of approximately $11.39 per share (the “PIPE Investment”); and (vii) 5,000 shares of Class A Common Stock issued to a vendor as consideration for services rendered.

Office: 101 Federal Street, Suite 1900, Boston, MA 02110	Telephone: (617) 275-8080
Mail: 21 Pleasant Street, Suite 237, Newburyport, MA 01950

TCF Law Group, PLLC

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

In rendering this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of

(i)	the Registration Statement;

(ii)	the Prospectus in the form contained in the Registration Statement;

(iii)	the Company’s Registration Statement file number 333-283425 effective December 10, 2024, as amended and supplemented through the date hereof;

(iv)	the amended and restated articles of organization of the Company filed with the Secretary of State of Massachusetts on December 19, 2024;

(v)	the bylaws of the Company;

(vi)	the form of warrant agreement for exercise of the Warrants (the “Warrant Agreements”);

(vii)	the form of option agreement for exercise of the Options (the “Option Agreements”);

(viii)	the Warrant Exchange Agreement;

(ix)	the PIPE Subscription Agreements;

(x)	the Business Combination Agreement;

(xi)	the resolutions of the board of directors and shareholders of the Company related to the transactions contemplated by the Business Combination Agreement;

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

TCF Law Group, PLLC

The opinions expressed herein are based upon and limited to the laws of the Commonwealth of Massachusetts (including the statutory provisions, the applicable provisions of the Massachusetts Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

Based upon, and subject to the foregoing, we are of the opinion that:

1.	The issuance of shares of Class A Common Stock in connection with the Warrants and the Options has been duly authorized;

2.	The shares of Class A Common Stock to be issued upon exercise of the Warrants, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid, and non-assessable;

3.	The shares of Class A Common Stock to be issued upon exercise of the Options, when issued upon exercise of the Options in accordance with their terms, will be validly issued, fully paid, and non-assessable; and

4.	The issuance of the Shares has been duly authorized, and the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8 -K filed with the Commission on February 11, 2025 and its incorporation by reference into the Registration Statement, together with our consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

No part of this letter or the opinions expressed herein may be incorporated, quoted or otherwise referred to in any other document or communication or filed with or otherwise furnished to any governmental authority or other person without our prior written consent.

TCF LAW GROUP, PLLC

/s/ TCF LAW GROUP, PLLC

SJD/NM

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